Exhibit 10.36

Non-Employee Director Compensation Policy of
A-Mark Precious Metals, Inc.

On ________, 2014, the Board of Directors (the “Board”) of A-Mark Precious Metals, Inc. (the “Company”) adopted this compensation policy for members of the Board who are not an employee of the Company (each, a “Non-Employee Director”) as follows:

Annual compensation to each Non-Employee Director shall be paid as follows:

(1)	Cash retainer -- $60,000

(2)	Cash retainer for service as Chairman of Audit Committee or Chairman of Compensation Committee -- $10,000

(3)	Cash retainer for service as Chairman of Nominating and Governance Committee -- $5,000

(4)	Cash retainer for service as member (other than Chairman) of Audit Committee or Compensation Committee -- $5,000

No meeting fees will be paid. Service as a member of a committee other than the Audit Committee or Compensation Committee will not result in additional compensation. Service as the Chairman of the Board will result in no additional compensation, except as described below.

No equity awards are authorized as regular annual compensation to Non-Employee Directors. However, the Company will, at the effective time of the Spinoff, replace and adjust the stock option granted on October 25, 2012 by Spectrum Group International, Inc. (“Spectrum”) to compensate it chairman of the board, to become an option to purchase shares of the Company’s common stock, adjusting the number of shares purchasable thereunder and the exercise price, with the vesting of the unvested portions of such stock option to be based on the Chairman’s service to the Company, and with the timing of such vesting, expiration date and related terms not otherwise altered in connection with the replacement and adjustment.

Non-Employee Directors (and other directors) will be entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board of Directors, and reasonable food and lodging expenses incurred in connection therewith.

For purposes of this policy, a “Non-Employee Director” is a person who is not, during all or a part of an annual period under this Policy after the effective date of this Policy, an employee of the Company or any subsidiary.

For purposes of this Policy, the annual period shall begin on the date of the Company’s annual meeting of stockholders and extend until to the day preceding the next annual meeting of stockholders; provided, however, that the initial year shall be deemed to have begun on December 12, 2013. Cash compensation amounts under the Policy are specified for service for the full year. Accordingly, a Non-Employee Director who serves for less than the full year will be entitled to receive a pro-rated portion of the applicable payment. For purposes of this calculation, if an annual meeting date has not been set, the next annual meeting will be assumed to occur on the anniversary of the date on which the annual period began.

The Board of Directors retains authority to pay compensation in place of or in addition to compensation items authorized under this Policy, and to amend, suspend or terminate this Policy at any time.

This Policy will become effective immediately following the distribution by Spectrum to its stockholders of all of the shares of the Company’s common stock. This Policy shall be deemed the initial such policy of the Company (as a publicly held company); any prior policy with regard to compensation of the members of the Board of Directors (including any policy of the Company’s former parent company) will cease to be in effect.